                                                                               .
                                                                               .
                                                                               .
                                                                      EXHIBIT 12
                             American International Group, Inc. and Subsidiaries

Computation of Ratios of
Earnings to Fixed Charges

(in millions, except ratios)
-----------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,                                      2002      2001     2000      1999        1998
===========================================================================================================

Income before income taxes, minority interest and
   cumulative effect of accounting changes                  $ 8,142   $ 8,139   $10,023   $ 9,399   $ 7,583
Less - Equity income of less than 50% owned persons             132        15         9        22        98
Add - Dividends from less than 50% owned persons                 13         3         3        13        24
-----------------------------------------------------------------------------------------------------------
                                                              8,023     8,127    10,017     9,390     7,509
Add - Fixed charges                                           3,797     4,195     3,842     3,152     2,884
Less - Capitalized interest                                      61        71        69        60        86
-----------------------------------------------------------------------------------------------------------
Income before income taxes, minority interest, cumulative
   effect of accounting changes and fixed charges           $11,759   $12,251   $13,790   $12,482   $10,307
===========================================================================================================
Fixed charges:
   Interest costs                                           $ 3,629   $ 4,038   $ 3,705   $ 3,022   $ 2,769
   Rental expense*                                              168       157       137       130       115
-----------------------------------------------------------------------------------------------------------
Total fixed charges                                         $ 3,797   $ 4,195   $ 3,842   $ 3,152   $ 2,884
===========================================================================================================
Ratio of earnings to fixed charges                             3.10      2.92      3.59      3.96      3.57
===========================================================================================================

*The proportion deemed representative of the interest factor.

The ratios shown are significantly affected as a result of the inclusion of the fixed charges and operating results of AIG Financial Products Corp. and its subsidiaries (AIGFP). AIGFP structures borrowings through guaranteed investment agreements and engages in other complex financial transactions, including interest rate and currency swaps. In the course of its business, AIGFP enters into borrowings that are primarily used to purchase assets that yield rates greater than the rates on the borrowings with the intent of earning a profit on the spread and to finance the acquisition of securities utilized to hedge certain transactions. The pro forma ratios of earnings to fixed charges, excluding the effects of the operating results of AIGFP, are 4.46, 4.16, 5.06, 5.51, and 4.76 for 2002, 2001, 2000, 1999 and 1998, respectively. As AIGFP will continue to be a subsidiary, AIG expects that these ratios will continue to be lower than they would be if the fixed charges and operating results of AIGFP were not included therein.

      Excluding $900 million with respect to the World Trade Center and related losses and $2.02 billion with respect to acquisition, restructuring and related charges, the ratio of earnings to fixed charges was 3.62 for 2001.

II-10